Exhibit 77 Q.1):  Exhibits

AMENDMENT #11
TO THE RESTATED AND AMENDED DECLARATION OF TRUST
FEDERATED MANAGED ALLOCATION PORTFOLIOS

Dated May 19, 2000

	This Declaration of Trust is amended as foll ows:

      Strike the first paragraph of Section 5 of Art icle III from the Declaration of Trust and substitute in its place the following:

	Section 5.  Establishment and Designation of
Series or Class.  Without limiting
the authority of the Trustees set forth in Article X
II, Section 8, inter alia, to
establish and designate any additional Series or Cla ss or to modify the rights and preferences of any existing Series or Class, the Seri es and Classes of the Trust are established and designated as:

Federated Balanced Allocation Fund
Class A Shares
Class B Shares
Class C Shares
Federated Target ETF Fund 2015
Class A Shares
Class K Shares
Institutional Shares
Federated Target ETF Fund 2025
Class A Shares
Class K Shares
Institutional Shares
Federated Target ETF Fund 2035
Class A Shares
Class K Shares
Institutional Shares

	The undersigned hereby certify that the above stated Amendment is a true and correct Amendment to the Declaration of
 Trust, as
adopted by the Board of Trustees at a meeting on the
	 day of
May, 2007.



	WITNESS the due execution hereof this
 day of May,
2007.



John F. Donahue		Peter E. Madden


Thomas G. Bigley		Charles F. Mansfield, Jr.


John T. Conroy, Jr.		John E. Murray, Jr.


Nicholas P. Constantakis		Thomas M. O'Neill


John F. Cunningham		Marjorie P. Smuts


J. Christopher Donahue		John S. Walsh


Lawrence D. Ellis, M.D.		James F. Will